EXHIBIT 99.1

HearUSA, Inc.	The Investor Relations Company	Renmark Financial
Paul A. Brown, M.D.	Karl Plath or Brien Gately	Communications
Chairman of the Board	(847) 296-4200	Henri Perron
(561) 478-8770, Ext. 123		(514) 939-3989

HearUSA, INC. COMPLETES $7.5 MILLION FINANCING

West Palm Beach, Fla., December 19, 2003 — HearUSA, Inc. (AMEX: EAR) announced today that it has completed a private placement of $7.5 million of five-year convertible subordinated notes with five-year common stock purchase warrants. The notes and warrants may not be converted or exercised for a two-year period. Thereafter, the $7.5 million notes may be converted at $1.75 per share and the 2.1 million warrants may be exercised at $1.75. The notes bear interest at 11 percent per annum for the first two years and then at 8 percent per annum through the remainder of their term. The participants in the financing included several institutional investors led by SIAR Capital and individuals.

“The completion of this financing substantially strengthens HearUSA’s financial position, both in terms of paying down debt and improving our working capital,” said Stephen J. Hansbrough, Chief Executive Officer. “Approximately one-fourth of the net proceeds will be used for a payment to Siemens. We intend to use approximately $2 million to redeem the short-term, high interest notes placed in early October and the balance for working capital purposes,” continued Hansbrough.

The terms of the notes permit HearUSA to prepay up to one-half of the face value at any time after the first three years without penalty. For the first two years beginning in March 2004, the company will make quarterly payments of interest only. Beginning in March of 2006, the company will make twelve equal quarterly payments of principal plus interest. Payments may be made, at the company’s option, in cash or in stock at 90 percent of the average closing price for the 20-day trading period immediately preceding the conversion. The notes and warrants are subject to certain anti-dilution provisions. Pursuant to a registration rights agreement between the company and the investors, the shares of common stock underlying the notes and warrants will be registered for resale next year.

About HearUSA, Inc.

HearUSA provides hearing care to patients whose health insurance and managed care organizations have contracted with the company for such care and to retail “self-pay” patients. More than 157 centers are located in California, Florida, New York, New Jersey, Massachusetts, Ohio, Michigan, Wisconsin, Minnesota, Missouri and Washington and the province of Ontario Canada. For additional information, click on “investor information” at HearUSA’s website www.hearusa.com.

This press release contains forward-looking statements that involve risks and uncertainties. Such forward-looking statements include the statements concerning the expected effects of the financing and the company’s intended use of the net proceeds. Actual events could differ materially from those stated herein and depend on a number of risks and uncertainties, including the company’s cash and capital needs, the accuracy of management’s assumptions, effectiveness of the company’s marketing efforts and general industry and market conditions.

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